Exhibit 14.(a).2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-149175) on Form S-8 of  Alon Holdings Blue Square - Israel Ltd. of our report, dated April 25, 2013, with respect to the consolidated statements of financial positions of Diners Club Israel Ltd. as of December 31, 2012 and 2011 and the related consolidated statements of income, changes in equity and cash flows for each of the years in the three-year-period ended December 31, 2012 which report appears in the December 31, 2012 annual report on Form 20-F of Alon Holdings Blue Square – Israel Ltd.

This report refers to a reconciliation of the Company's financial statements from the prepares basis to International Financial Reporting Standards as issued by the International Accounting Standards Board, which appears in Note 23 to the consolidated financial statements.

Tel Aviv, Israel	/s/ Somekh Chaikin
April 25, 2013	Somekh Chaikin
Certified Public Accountants (Isr.)
Member firm of KPMG International.